Exhibit 99.1

SallieMae	N E W S R E L E A S E

FOR IMMEDIATE RELEASE	Media Contact:	Martha Holler 703/984-5178
	Investor Contact:	Joe Fisher 703/984-5755

SLM CORPORATION COMPLETES PRIVATIZATION OF STUDENT LOAN
MARKETING ASSOCIATION

Federal Charter Terminated Nearly Four Years Ahead of Schedule

RESTON, Va., Dec. 29, 2004 – SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, announced today that it has concluded a seven year privatization process by defeasing the remaining debt obligations of its government-sponsored enterprise (GSE) subsidiary, the Student Loan Marketing Association (SLMA), and by dissolving SLMA’s federal charter.

SLMA was established by Congress in 1972 to create a national secondary market for student loans. In 1996, Congress authorized SLMA to privatize through a corporate reorganization and a transition of the company’s business to state-chartered affiliates; shareholders approved the reorganization on July 31, 1997. SLM Corporation is completing this process almost four years ahead of the statutory timeline.

“I am pleased that we have completed this transformation almost four years ahead of schedule,” said Wayne Abernathy, Assistant Secretary Financial Institutions of the U.S. Department of Treasury. “We applaud the transformation of Sallie Mae into a wholly private company, dynamically increasing its options to provide financing services to students. This is a mission well accomplished.”

Since 1997, Sallie Mae has refinanced its $100 billion of assets with securitizations and unsecured holding company debt. It has remained dedicated to its original mission of expanding access to higher education while working more directly with schools and consumers. Privatization has also enabled the company to diversify its business beyond student loans into related areas, including guarantor servicing, debt collection and consumer finance. Net interest income from the company’s government-guaranteed student loan portfolio — once Sallie Mae’s sole business — today represents just more than half of revenues, while private consumer lending and fee-for service businesses comprise the balance.

“Today Sallie Mae completes its journey from somewhere near the intersection of the public/private sectors to the private sector. We shall forever take pride in the student loan marketplace we created to meet the specific need Congress foresaw at our creation in 1972. We now retire the GSE charter, satisfied government’s helping hand is no longer necessary to fulfill

Sallie Mae’s higher education mission,” said Albert L. Lord, vice chairman and chief executive officer of Sallie Mae.

Lord added, “We are grateful to both the U.S. Department of Treasury and the U.S. Department of Education as we together managed this process in a manner satisfactory to the many interested parties.”

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SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation’s No. 1 paying-for-college company, managing more than $98 billion in student loans for more than 7 million borrowers. Sallie Mae was originally created in 1972 as a government-sponsored entity (GSE) and terminated all ties to the federal government in 2004. The company remains the country’s largest originator of federally insured student loans. Through its specialized subsidiaries and divisions, Sallie Mae also provides debt management services as well as business and technical products to a range of business clients, including colleges, universities and loan guarantors. More information is available at www.salliemae.com.

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